LOUISIANA-PACIFIC CORPORATION INSIDER TRADING POLICY INTRODUCTION This Insider Trading Policy (this “Policy”) governs the exercise of Louisiana- Pacific Corporation (“LP” or the “Company”) options and the purchase and sale of Company securities by those who are affiliated with the Company. This Policy is intended to ensure compliance with applicable laws and ethical business practices. RESPONSIBILITY FOR COMPLIANCE Compliance with this Policy is ultimately an individual’s responsibility. Any person having any questions about this Policy or its applicability to such person or in respect of a particular transaction should contact the Company’s General Counsel. APPLICABILITY This Policy applies to directors, officers and employees of LP and its subsidiaries. All of these people are referred to in this Policy as “Company Personnel.” This Policy also applies to the spouses and minor children of, and anyone living in the same household as, Company Personnel; family members of Company Personnel whose transactions in Company securities Company Personnel influence or control; partnerships in which any Company Personnel is a general partner; trusts for which any Company Personnel is the trustee; estates for which any Company Personnel is the executor; and entities controlled by Company Personnel (collectively, “Related Persons”). In most circumstances, these individuals and entities will be deemed to be the same as Company Personnel for purposes of analyzing transactions in LP securities. That means that if Company Personnel would be prohibited from purchasing or selling LP securities, these individuals and entities would also be prohibited. It is the responsibility of Company Personnel to ensure that such other individuals or entities are aware of and comply with this Policy. Although this Policy does not apply to Company Personnel who leave the Company (for any reason), such individuals should only transact in LP securities (or the securities of other public companies that are suppliers, customers, or other third parties that do business with the Company) in compliance with applicable laws (i.e., former Company Personnel and their Related Persons should not purchase or sell LP securities, including in connection with the exercise of stock options, or the securities of such other public companies, while in possession of Material Non-Public Information (defined below) about LP or its subsidiaries or such other public companies). The foregoing is particularly true with respect to those individuals who were previously identified as “Insiders” (defined below). Despite the fact that this Policy does not expressly apply to former Company Personnel, the principles set forth in this Policy

-2- should nonetheless serve as a guide for such individuals and may be used to assist them in their efforts to comply with applicable laws. Finally, for purposes of this Policy, gifts, pledges and other transfers of LP securities are treated the same as “sales.” INSIDERS Certain portions of the Policy apply only to Company Personnel who are “Insiders.” Other portions apply to all Company Personnel. It is the individual responsibility of all Company Personnel to know whether he or she is an Insider. An “Insider” means the following people: 1. All directors and officers of LP under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16,” and such individuals, “Section 16 Persons,” respectively). 2. All individuals who occupy the positions specified on the “Insider Identification List” maintained by the General Counsel. These are positions within LP or its subsidiaries that are more likely to have access to Material Non-Public Information about LP or its subsidiaries (e.g., positions of senior management or within the finance group at LP). The Insider Identification List will be amended from time to time by the General Counsel as new businesses are added or divested, as the Company grows, and as titles and responsibilities change. A current copy of the Insider Identification List is available to all Company Personnel through the office of the General Counsel, and individuals on the Insider Identification List will be notified in writing from time to time by the General Counsel as being included on that List. Finally, the General Counsel may designate any Company Personnel as an Insider on a temporary or permanent basis if the General Counsel determines that the circumstances so warrant. (This may occur, for example, while the Company is pursuing or negotiating an important acquisition or transaction, and the General Counsel believes that it is prudent to deem additional corporate employees as being Insiders until the acquisition or transaction is announced publicly.) Once again, any Company Personnel having any question as to whether they are an Insider should contact the General Counsel. CONSEQUENCES This Policy may require Company Personnel to forgo a proposed transaction in LP securities, which may result in economic loss, the failure to realize profit and/or the unintended expiration of stock options. It also may require Company Personnel to forgo a transaction, even if the transaction seems fair, reasonable or independently justifiable (such as a need to raise money in a personal emergency or to prevent stock options from expiring). All Company Personnel should be aware that in addition to losing

-3- employment with the Company, individuals who trade while in possession of Material Non-Public Information may be subject to severe civil and criminal penalties, including: • A civil penalty of up to three times the profit gained or loss avoided; • A criminal fine of up to $5 million (no matter how small the profit); and • A jail term of up to 20 years. For a company (and possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, penalties may include: • A civil penalty of up to the greater of $5 million or three times the profit gained; or loss avoided as a result of the violation; and • A criminal fine of up to $25 million. MATERIAL NONPUBLIC INFORMATION A critical term used throughout this Policy is “Material Non-Public Information.” Material: Information is considered material if there is a substantial likelihood that a reasonable investor would consider that information important in making a decision to buy, hold or sell a company’s securities or if the information would have been viewed by a reasonable investor as having significantly altered the “total mix” of information publicly available about the company. There is no bright-line standard for assessing materiality; rather, materiality is measured on a case-by-case basis, and is often evaluated by enforcement authorities with the benefit of hindsight. Non-Public: Information is non-public unless it is: (1) broadly available to the general marketplace, and (2) the investing public has had sufficient time to “digest” the information (one full business day is a safe guideline for this purpose). LP keeps the public informed of significant information by filing periodic and current reports with the Securities and Exchange Commission (the “SEC”) and by issuing press releases. Even after a filing or press release has been made, however, Company Personnel still must wait until the market has had a reasonable time to “digest” the information before it is considered “public.” Although there is no exact rule, Company practice is generally to wait until the second full business day after the Company makes a filing with the SEC or issues a press release before considering the information to be public. For example, if the Company issues a press release before markets open on a Tuesday, Company Personnel could feel comfortable trading on Wednesday. While it is not possible to compile an exhaustive list, information concerning any of the following items should be reviewed carefully to determine whether such information is material: 1. Annual or quarterly financial results;

-4- 2. Projections of future earnings or losses and other financial information, including whether the Company will or will not meet expectations or guidance; 3. Changes to previously announced earnings guidance; 4. Pending or proposed mergers, acquisitions, spin-offs, divestitures, tender offers, joint ventures or changes in assets; 5. Changes in senior management; 6. Changes in compensation policy; 7. Financings and other events regarding the Company’s securities or financial condition (e.g., defaults on outstanding debt, calls of securities for redemption, repurchase plans, stock splits or public or private sales of additional securities); 8. Changes in the Company’s auditors or auditor notification that the Company may no longer rely on an audit report; 9. Changes in the Company’s dividend policy; 10. Significant new products, contracts with vendors or developments regarding significant customers or vendors; 11. Significant product problems or recalls; 12. Major labor disputes, including strikes or lockouts; 13. Cybersecurity breaches, such as a hack or a data breach, or ransomware attacks; 14. Significant litigation or governmental regulatory investigations or proceedings; or 15. Bankruptcy, corporate restructuring or receivership. These examples may relate either to LP’s business or the business of a publicly traded supplier, customer or other third party that does business with LP. It is often difficult to determine whether one possesses Material Non-Public Information. This is especially true when the information applies only to a particular subsidiary of LP and it is difficult to assess the materiality of this information to the Company as a whole. Information regarding a small subsidiary may not constitute Material Non-Public Information, while the same information about a larger subsidiary might constitute Material Non-Public Information. Any Company Personnel who are unsure about whether they possess Material Non-Public Information in a given instance SHOULD NOT buy or sell LP securities (including in connection with stock option exercises) or the securities of public companies that are suppliers, customers or other

-5- third parties that do business with LP without first contacting the General Counsel for guidance. PROHIBITED ACTIONS AND TRANSACTIONS 1. Trading While in Possession of Material Non-Public Information. If an individual possesses Material Non-Public Information relating to LP or its subsidiaries (or if, during the course of employment or service to LP, Material Non-Public Information is learned about another public company that is a supplier, customer or other third party that does business with LP), that individual may not, directly or indirectly, buy, sell, transfer, pledge, gift, contribute, effect any employee stock purchase plan election, effect any LP equity plan transaction or effect other transactions (other than transactions executed under a 10b5-1 Plan (defined below) in compliance with this Policy and applicable law and the cash exercise of a stock option acquired pursuant to LP equity plans) in LP common stock (including equity incentive awards and publicly traded securities of LP held in employee plans, retirement plans and managed accounts), or other publicly traded or derivative securities of LP or in the securities of such other public company, or engage in any other action to take personal advantage of that information, or pass it on to others or assist anyone engaged in the above activities. Company Personnel must also assure that none of their Related Persons engage in such trading. When viewed after-the-fact, it may be difficult to convince the SEC that Company Personnel did not provide information to a family member who traded at a time when such Company Personnel was in possession of Material Non-Public Information. 2. Disclosure of Inside Information. Company Personnel are not permitted to disclose (or “tip”) any Material Non-Public Information to others who do not need to know the information as part of their work or service for LP. Any Company Personnel who tip Material Non-Public Information to others may be subject to the consequences noted above even if the party sharing information does not derive any benefit from the other person’s trades. The SEC has imposed large financial penalties on tippers even though they did not profit from their tippees’ trading. Care should be taken not to discuss Material Non-Public Information in public places such as elevators, restaurants, taxis and airplanes. This includes supposedly “anonymous” communications such as Internet chat rooms, blog posts or social media communications. To avoid even the appearance of impropriety, Company Personnel should not give advice or recommendations regarding the purchase or sale of LP securities. 3. Prohibition on Trading in Options, Hedging and Other Speculative Transactions. Insiders may not engage in any transaction in which they may profit from short-term speculative swings in the value of LP shares. This includes

-6- engaging in “short sales” (i.e., selling borrowed securities that the seller hopes can be purchased at a lower price in the future) and, using “put” or “call” options or other similar products. In addition, while not prohibited, the Company discourages Insiders from placing standing or limit orders on Company securities. In addition, hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging or monetization transactions may permit an Insider to continue to own securities of the Company obtained through employee benefit plans or otherwise, but without the full risks associated with ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Therefore, Insiders are prohibited from engaging in any such hedging or monetization transactions. 4. Restrictions on Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor possesses Material Non- Public Information or otherwise is not permitted to trade in Company securities (i.e., during a Blackout Period (defined below) for Insiders), Insiders may not hold Company securities in a margin account. Insiders may not pledge LP securities as collateral for margin and other loans. EXEMPT TRANSACTIONS There are certain transactions that may occur even if a person possesses Material Non-Public Information about LP or its subsidiaries, including the following: 1. Award payouts to Company Personnel under LP equity-based compensation plans (e.g., awards or the vesting of stock options, restricted stock or restricted stock units). 2. Automatic payroll deductions to purchase LP shares under an LP benefit plan, such as an employee stock purchase plan, if done pursuant to a contribution election made when an individual did not possess Material Non-Public Information. However, please note that (a) Company Personnel may not change their investment decisions while they possess Material Non-Public Information, and (b) elections that result in the transfer of funds held in LP 401(k) plan accounts into or out of the LP stock fund of the plan and elections to increase the percentage of future contributions to be allocated to the LP stock fund are subject to the insider trading restrictions.

-7- 3. Reinvestments of dividends paid on Company securities under a dividend reinvestment plan, so long as the individual was not in possession of Material Non-Public Information at the time he or she elected to participate in the plan. But Company Personnel may not change their reinvestment decisions (for example, increase or decrease the amount of dividends that are reinvested) while they possess Material Non-Public Information. 4. Any purchase or sale of LP shares made pursuant to a plan that complies with Rule 10b5-1 promulgated by the SEC (“SEC Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (a “10b5-1 Plan”) (this exception only applies to Insiders who entered into the plan when they did not possess any Material Non-Public Information). 5. Stock option exercises where (i) the exercising person pays the exercise price and taxes in cash, and (ii) the exercising person does not sell any of the shares that he or she acquires until a later Window Period as further described below (and subject to the rules regarding such sales set forth in this Policy). 6. Any transaction specifically approved in writing in advance by LP’s General Counsel or Chief Financial Officer (“CFO”) or, in their absence or unavailability, LP’s Chief Executive Officer (“CEO”). RESTRICTED TRADING PERIODS FOR INSIDERS Insiders may not trade in LP securities during a “Blackout Period” commencing fifteen (15) calendar days prior to the end of each fiscal quarter or year and concluding one full business day after the public announcement of financial results for the same fiscal quarter or year. In other words, Insiders may only conduct transactions in Company securities during the “Window Period” beginning on the second full business day following the public release of the Company’s quarterly or annual earnings and ending fifteen (15) calendar days prior to the close of the next fiscal quarter or year. From time to time, LP or Insiders may become aware of a transaction or other event that may be material and has not yet been disclosed to the public. As a result, LP’s Compliance Officer (defined below) may impose a “Special Blackout Period” after discussions with Insiders and upon advice of counsel that would preclude trading in LP securities by Insiders even during a Window Period (except pursuant to a validly created 10b5-1 Plan). Notice of such a Special Blackout Period may be provided on a case-by-case basis. Please keep in mind that it is difficult, if not impossible, to predict if and when a Special Blackout Period may be imposed. Accordingly, Insiders are encouraged to plan any personal transactions involving LP securities well in advance. The existence of event-specific trading restrictions or the imposition of a Special Blackout Period will not typically be announced to LP as a whole. Any individual who is aware of such event-specific trading restrictions or the imposition of a Special Blackout Period should not communicate it to any other person.

-8- Any trade proposed to be made outside of a restricted trading period by a member of LP’s executive team or certain designated employees must be approved in advance in writing (including via e-mail) by the General Counsel or the CFO or, in their absence or unavailability, the CEO. Any trade proposed to be made outside of a restricted trading period by a member of the Board of Directors must be approved in advance in writing (including via e-mail) by the Chairperson of the Board or the General Counsel. Any other exceptions to restrictions on trading must be submitted for approval in advance in writing to the General Counsel or the CFO or, in their absence or unavailability, the CEO, and will be granted only in cases of hardship or emergency upon a determination by the General Counsel, CFO or CEO that no circumstances exist that make, or appear to make, the trade improper. INSIDER TRADING COMPLIANCE OFFICER LP has designated its General Counsel as its insider trading compliance officer (the “Compliance Officer”). Except as otherwise provided in this Policy, the Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in this Policy. The duties of the Compliance Officer include the following: 1. Administering this Policy and monitoring and enforcing compliance therewith; 2. Responding to all inquiries relating to this Policy and its procedures; 3. Designating and announcing Special Blackout Periods during which no Insiders may trade in LP securities, except pursuant to a validly created and approved 10b5-1 Plan; 4. Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer determines may have access to Material Non-Public Information concerning LP or its subsidiaries; 5. Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations and assisting in the preparation and filing of all required reports with the SEC relating to permissible insider trading in LP securities; 6. Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations; 7. Maintaining as LP records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading;

-9- 8. Maintaining and updating the Insider Identification List and a list of Section 16 Persons, as necessary; and 9. Reviewing and approving 10b5-1 Plans and any amendments thereto. The Compliance Officer may designate one or more individuals, which may include outside counsel, to assist in performance of the foregoing. FREQUENTLY ASKED QUESTIONS This remainder of this Policy is presented in question and answer format, and is divided between those other than Insiders (“Non-Insiders”) and Insiders. All questions and concerns about this Policy should be directed to the Compliance Officer. 1. Non-Insiders. When may Non-Insiders buy or sell LP shares? Non-Insiders may buy or sell LP shares at any time (irrespective of any Blackout Period), unless: (1) the person possesses Material Non-Public Information about LP or its subsidiaries; or (2) the trade is prohibited by law. When may Non-Insiders exercise options for LP shares? Non-Insiders may exercise their options at any time, and all exercises are subject to the terms of applicable equity incentive plans of LP and the terms of the applicable option grant agreements. How does the possession of Material Non-Public Information affect Non-Insiders regarding option exercises? Non-Insiders may exercise options even if they possess Material Non-Public Information about LP or its subsidiaries; however, they may not sell any of the shares that they acquire if and while they possess Material Non-Public Information about LP or its subsidiaries. This includes selling shares to cover the exercise or strike price or to pay taxes associated with the exercise (which is the way that most people exercise their options). Therefore, as a practical matter, the only way that Non-Insiders may exercise options while in possession of Material Non-Public Information about LP or its subsidiaries is when they pay the exercise price and taxes in cash. Even then, they must retain the acquired option shares until they no longer possess Material Non-Public Information about LP or its subsidiaries. If a Non-Insider leaves LP, will he or she still be bound by the restrictions of this Policy?

-10- No. However, applicable law will still restrict such person’s ability to purchase or sell LP securities while in possession of Material Non-Public Information about LP or its subsidiaries, and it is incumbent upon such person to comply with such laws. 2. Insiders. When may Insiders buy or sell LP shares? Other than purchases or sales made under a validly adopted 10b5-1 Plan (defined below), Insiders may buy or sell LP shares only when LP is not in a Blackout Period or Special Blackout Period. But even during a Window Period, Insiders may not buy or sell LP shares if: (1) they possess Material Non-Public Information about LP or its subsidiaries; or (2) the trade is prohibited by law. In addition, if an Insider is a Section 16 Person, he or she may not buy or sell LP shares unless the trade is pre-cleared by the Company’s General Counsel or the CFO, or in their absence or unavailability, the CEO, or if such Section 16 Person is a member of the Board of Directors, by the Chairperson of the Board or the General Counsel. If an Insider has any questions about whether he or she is a Section 16 Person, please contact the Compliance Officer. If an Insider is a Section 16 Person, he or she must also comply with the short- swing trading liability and reporting obligations under Section 16 (i.e., the timely filing of Forms 3, 4 and 5 with the SEC) and Rule 144 of the Securities Act of 1933, as amended (“Rule 144”). What about transactions made pursuant to a 10b5-1 Plan? If an Insider adopts a valid 10b5-1 Plan, he or she may buy or sell LP shares pursuant to such 10b5-1 Plan without regard to the existence of a Window Period or his or her possession of Material Non-Public Information at the time of the trade. All 10b5-1 Plans and the structure, initiation, operation, amendment and termination thereof must (i) comply with applicable law and LP’s internal policies governing such plans and (ii) be approved in writing by the Compliance Officer. The Compliance Officer shall be entitled to enact, modify and terminate LP’s internal policies governing 10b5-1 Plans. Even if an Insider adopts a 10b5-1 Plan, if he or she is a Section 16 Person, he or she must still comply with the short-swing trading liability and reporting obligations under Section 16 (i.e., the timely filing of Forms 3, 4 and 5 with the SEC) and Rule 144. Section 16 Persons are required to mark a checkbox on Form 4 to indicate that the reported transaction was intended to satisfy the affirmative defense conditions of SEC Rule 10b5-1, if applicable. When may Insiders exercise options for LP shares?

-11- Insiders may exercise options during a Blackout Period or during a Window Period, as provided for below. During a Blackout Period or Special Blackout Period. Insiders may exercise options during a Blackout Period or Special Blackout Period, provided that they clear the exercise with LP’s General Counsel or the CFO, or in their absence or unavailability, the CEO, first. However, they may not sell any LP shares in connection with the option exercise (e.g., to cover the exercise or strike price or to pay taxes) and they may not sell any LP shares that they obtain as a result of the exercise until a subsequent Window Period. As a practical matter, therefore, the only way that Insiders may exercise stock options during a Blackout Period or Special Blackout Period is when they pay the exercise price and taxes in cash. They must hold the shares that they obtain until a later Window Period, and any sale of these shares must be in accordance with the rules related to an Insider’s purchase or sale of LP shares set forth above (i.e., without possessing Material Non-Public Information). During a Window Period. Insiders may exercise stock options inside of a Window Period, and, as long as no Special Blackout Period is imposed and they do not possess Material Non-Public Information about LP or its subsidiaries, they may sell some or all of the shares that they acquire, including to cover the exercise or strike price or to pay taxes associated with the exercise. However, if Insiders do possess Material Non-Public Information about LP or its subsidiaries, they may not sell any of the shares that they acquire. This includes selling shares to cover the exercise or strike price or to pay taxes associated with the exercise. As a practical matter, therefore, the only way that Insiders may exercise options during a Window Period while in possession of Material Non-Public Information about LP or its subsidiaries is when they pay the exercise price and taxes in cash. Even then, any subsequent sale of the acquired option shares must also be in accordance with the rules above related to an Insider’s purchase or sale of LP shares set forth above (i.e., during a Window Period that has not been suspended in connection with a Special Blackout Period and without possessing Material Non-Public Information). If an Insider leaves LP, will he or she still be bound by the restrictions of this Policy? No, and such person will no longer be considered an Insider. However, applicable laws will still restrict such person’s ability to purchase or sell LP securities while in possession of Material Non-Public Information about LP or its subsidiaries, and it is incumbent on such person to comply with such laws. Do Section 16 Persons have special reporting obligations? Yes. Section 16 imposes various reporting obligations (including the timely filing of Forms 3, 4 and 5 with the SEC) and additional trading restrictions on Section 16

-12- Persons. Section 16 Persons are responsible for understanding these obligations and restrictions. All trades in LP securities by directors and officers of LP who are reporting persons under Section 16, must be reported in writing to the General Counsel or the CFO, immediately following the trade. The report must include the date of the trade, the number of shares purchased or sold and the per share price or prices at which the trade was made. In addition, profits made by Section 16 Persons from short-swing transactions— transactions involving a purchase and a sale or a sale and a purchase within a six- month period, excluding certain exempt transactions—belong to LP pursuant to Section 16. In computing the amount of profit, the highest sale price and the lowest purchase price are matched, regardless of whether the same shares were traded or if the Section 16 Person suffered a net loss from trades within the period. The recovery of short-swing profits belongs to LP and cannot be waived and, under certain circumstances, stockholders may bring these actions. Moreover, Section 16 Persons may not sell any equity security of LP (other than an exempted security) if they do not own the security (a “short sale”) or if they fail to timely deliver a security that they do own. APPROVAL AND ADOPTION This Policy supersedes the Company’s Policy on Insider Trading adopted February 6, 2020. This Policy is effective as of its approval by LP’s Board of Directors on November 6, 2024 and may be amended by resolution of LP’s Board of Directors, a majority of the independent directors thereof, or any other validly authorized committee or subcommittee thereof. Notwithstanding the foregoing, the General Counsel, the CFO or the CEO may, by written approval, grant waivers of this Policy to Insiders (other than to himself or herself) in specific instances, so long as such waivers do not purport to authorize an action prohibited by law. Any requirement under this Policy that approvals be given in writing may be made by electronic mail or other electronic transmission, provided that evidence thereof is maintained by the individuals to whom such approvals are granted. 37875984.5